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                                                                   Exhibit 23.1

The Board of Directors

Velocity.com, Inc.

   We consent to the use of the form of our reports on the consolidated balance sheets of Velocity.com, Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 1999, and the related consolidated financial statement schedule, included herein and to the reference to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the Prospectus.

   Our report dated March 3, 2000 contains an explanatory paragraph that states that the Company has a significant contingent liability related to certain sales of preferred stock as well as recurring losses and a net capital deficiency which have raised substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          KPMG LLP

San Francisco, California

March 6, 2000